UNITED STATES
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SCHEDULE 14A

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The following is an article which was originally published by Barron’s on June 1, 2021 which contains quotes from Toby Z. Rice, President and Chief Executive Officer of EQT Corporation regarding EQT Corporation’s proposed transaction with Alta Resources Development, LLC.

EQT CEO Says Natural Gas Is Key to Cleaner Energy

Barron’s

By Andrew Bary

1 June 2021

The energy industry has been on the defensive about its role in global warming. That was highlighted last week, when an activist investor gained board seats at Exxon Mobil.

Toby Rice, the CEO of EQT, the largest natural gas producer in the U.S., is an evangelist for natural gas, arguing that it is an essential part of the solution to reducing the worldwide consumption of coal, which produces about double the carbon emissions as gas.

“We’re burning more coal than we ever have around the world,” Rice told Barron’s in an interview. “Replacing coal with natural gas is a tremendous opportunity not just in the U.S., but globally.”

“The world needs more energy, and there is no simpler fact than that over two billion people in this world don’t have access to electricity. We need every tool to end this energy poverty, and natural gas is the most evolved tool to reliably produce clean-burning power at scale.”

EQT produces about 5% of the country’s natural gas, mostly from the prolific Marcellus Shale region of Pennsylvania. A recent deal for another Marcellus producer, Alta Resources, will boost EQT’s reserves to more than 22 trillion cubic feet of gas, or about 15 years’ worth of production, Rice said.

This past weekend, Barron’s identified EQT as a stock pick, calling the company a disciplined producer with a compelling free cash flow yield.

Rice says EQT’s emissions profile is among the top three among energy exploration and production companies in the country. It wants to improve on that with a program to reduce its methane emissions by over 75% through replacement of some 8,000 pressure-regulating pneumatic devices at its wells. It is a leader in what the industry calls responsibly sourced gas.

EQT says that its emissions are less than half that of Russian energy industry relative to output and that the U.S. overall ranks better than many countries on that measure.

“The world has a hunger for energy and is going to get that energy. We want to see production liberated in the U.S. because we can do it a whole lot cleaner than the rest of the world,” Rice says.

EQT’s approach admittedly won’t satisfy investors and climate activists who want energy companies to diversify out of their core business and commit to reducing fossil-fuel production as BP has done. Others dislike EQT’s use of fracking to produce its gas.

The U.S. gas market is supported by liquefied natural gas exports that now account for about 10% of production as well as growing industrial demand. Rice says the world benefits as U.S. gas is exported and supplants coal.

Wolfe analyst Josh Silverstein sees U.S. gas demand growing by about 10% over the next four years. He is bullish on gas prices given what he projects will be a gas deficit later this year. Gas prices are up about 15% this year, to around $3 per thousand cubic feet.

Most estimates see steady to slightly higher gas demand over the next decade globally. Gas accounts for about 25% of global energy needs. Beyond that there is more disagreement.

Gas was the largest source of U.S. electricity in 2020 at around 39%. Over the next decade, coal, now around 20%, is expected to shrink toward zero as renewable energy (wind and solar), now around 11%, grows sharply.

The debate is how soon renewables will take share from gas. Morgan Stanley estimated earlier this year that by 2025, gas will be down to 16% of U.S. power production as renewables hit 55%.

This scenario likely would be bearish for gas. It assumes that enormous renewables capacity can be built along with related battery storage and transmission lines.

That timeline could be aggressive. Some renewables projects, including wind farms off the East Coast, have faced multiyear delays, and many rural residents don’t want noisy and unsightly wind farms in their communities.

Important Additional Information will be Filed with the SEC

This communication refers to the proposed transaction involving EQT Corporation (“EQT”) and Alta Resources Development, LLC (“Alta”), and/or one or more of their respective subsidiaries. The issuance of the stock consideration for the proposed transaction will be submitted to the shareholders of EQT for their consideration. In connection with the proposed transaction, EQT will file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement (the “proxy statement”). INVESTORS AND SHAREHOLDERS OF EQT ARE URGED TO CAREFULLY READ THE PROXY STATEMENT, AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC BY EQT, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EQT, ALTA, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain a free copy of the proxy statement and other documents filed with the SEC by EQT through the website maintained by the SEC at www.sec.gov or through EQT’s website at www.eqt.com.

Participants in the Solicitation

EQT and its directors and executive officers may be deemed to be participants in the solicitation of proxies from EQT’s shareholders in respect of the proposed transaction contemplated by the proxy statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of EQT in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC. Information regarding EQT’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended December 31, 2020 and its Proxy Statement on Schedule 14A, dated April 20, 2021, which are filed with the SEC.